Exhibit 2.4

Condensed Interim Consolidated Financial Statements of

CAPITAL POWER CORPORATION

(Unaudited, in millions of Canadian dollars)

Nine months ended September 30, 2015 and 2014

CAPITAL POWER CORPORATION
Condensed Interim Consolidated Financial Statements
Nine months ended September 30, 2015 and 2014

Condensed Interim Consolidated Financial Statements:

Condensed Interim Consolidated Statements of Income (Loss)	3

Condensed Interim Consolidated Statements of Comprehensive Income (Loss)	4

Condensed Interim Consolidated Statements of Financial Position	5

Condensed Interim Consolidated Statements of Changes in Equity	6

Condensed Interim Consolidated Statements of Cash Flows	8

Notes to the Condensed Interim Consolidated Financial Statements	9

CAPITAL POWER CORPORATION
Condensed Interim Consolidated Statements of Income (Loss)
(Unaudited, in millions of Canadian dollars, except per share amounts)

	Three months ended		Nine months ended
	September 30,		September 30,
	2015	2014	2015	2014

Revenues	$469	$248	$910	$796
Energy purchases and fuel	(243)	(79)	(343)	(285)
Gross margin	226	169	567	511

Other raw materials and operating charges	(26)	(25)	(73)	(71)
Staff costs and employee benefits expense	(33)	(29)	(95)	(92)
Depreciation and amortization	(53)	(47)	(159)	(140)
Other administrative expense	(19)	(24)	(59)	(66)
Foreign exchange loss	(8)	(5)	(15)	(6)
Operating income	87	39	166	136

Finance expense	(25)	(15)	(67)	(39)
Income from joint venture	4	-	5	-
Income before tax	66	24	104	97

Income tax expense (note 5)	(16)	(81)	(52)	(95)
Net income (loss)	$50	$(57)	$52	$2

Attributable to:
Non-controlling interests	$1	$(12)	$(3)	$(5)
Shareholders of the Company	$49	$(45)	$55	$7

Earnings (loss) per share (attributable to common shareholders of the Company):
Basic (note 6)	$0.44	$(0.62)	$0.40	$(0.12)
Diluted (note 6)	$0.44	$(0.62)	$0.40	$(0.12)

See accompanying notes to the condensed interim consolidated financial statements

3

CAPITAL POWER CORPORATION
Condensed Interim Consolidated Statements of Comprehensive Income (Loss)
(Unaudited, in millions of Canadian dollars)

	Three months ended		Nine months ended
	September 30,		September 30,
	2015	2014	2015	2014
Net income (loss)	$50	$(57)	$52	$2

Other comprehensive income (loss):

Items that are or may be reclassified subsequently to net income (loss):
Cash flow hedges:
Unrealized gains (losses) on derivative instruments[1]	83	1	45	(8)
Unrealized losses on derivative instruments – joint venture[2]	(5)	(2)	(8)	(9)
Reclassification of (gains) losses on derivative instruments to income for the period[3]	(20)	5	(34)	-
Net investment in foreign subsidiaries:
Unrealized gain[4]	12	9	26	10
Total items that are or may be reclassified subsequently to net income (loss), net of tax	70	13	29	(7)
Total other comprehensive income (loss), net of tax	70	13	29	(7)

Total comprehensive income (loss)	$120	$(44)	$81	$(5)

Attributable to:
Non-controlling interests	$4	$(9)	$(2)	$(7)
Shareholders of the Company	$116	$(35)	$83	$2

[1]	For the three and nine months ended September 30, 2015, net of income tax expense of $30 and $18 respectively. For the three and nine months ended September 30, 2014, net of income tax recovery of nil and $2 respectively.

[2]	For the three and nine months ended September 30, 2015, net of income tax recovery of $2 and $3 respectively. For the three and nine months ended September 30, 2014, net of income tax recovery of $1 and $3 respectively.

[3]	For the three and nine months ended September 30, 2015, net of reclassification of income tax expense of $7 and $13 respectively. For the three and nine months ended September 30, 2014, net of reclassification of income tax recovery of $2 and nil respectively.

[4]	For the three and nine months ended September 30, 2015, net of income tax expense of nil. For the three and nine months ended September 30, 2014, net of income tax expense of nil.

See accompanying notes to the condensed interim consolidated financial statements

4

CAPITAL POWER CORPORATION
Condensed Interim Consolidated Statements of Financial Position
(Unaudited, in millions of Canadian dollars)

	September 30, 2015	December 31, 2014

Assets
Current assets:
Cash and cash equivalents	$34	$71
Trade and other receivables	174	185
Inventories	122	104
Derivative financial instruments assets (note 7)	157	132
	487	492
Non-current assets:
Other assets	25	28
Derivative financial instruments assets (note 7)	65	55
Finance lease receivables	694	708
Other financial assets	14	18
Deferred tax assets	23	21
Equity-accounted investment	15	22
Intangible assets	341	350
Property, plant and equipment	3,713	3,701
Goodwill	29	25
Total assets	$5,406	$5,420

Liabilities and equity
Current liabilities:
Trade and other payables	$208	$185
Derivative financial instruments liabilities (note 7)	40	64
Loans and borrowings	565	599
Deferred revenue and other liabilities	2	5
Provisions	21	22
	836	875
Non-current liabilities:
Derivative financial instruments liabilities (note 7)	15	10
Loans and borrowings	1,041	987
Deferred revenue and other liabilities	91	98
Deferred tax liabilities	359	249
Provisions	212	198
	1,718	1,542
Equity:
Equity attributable to shareholders of the Company
Share capital (note 8)	2,786	2,391
Retained earnings (deficit)	(62)	25
Other reserves	60	35
Retained earnings (deficit) and other reserves	(2)	60
	2,784	2,451

Non-controlling interests (note 8)	68	552
Total equity	2,852	3,003
Total liabilities and equity	$5,406	$5,420

See accompanying notes to the condensed interim consolidated financial statements

5

CAPITAL POWER CORPORATION
Condensed Interim Consolidated Statements of Changes in Equity
(Unaudited, in millions of Canadian dollars)

				Defined			Equity
		Cash	Cumulative	benefit plan	Employee	Retained	attributable to	Non-
	Share	flow	translation	actuarial	benefits	earnings	shareholders of	controlling
	capital	hedges[1]	account[1]	losses[1]	reserve	(deficit)	the Company	interests	Total
Equity as at January 1, 2015	$2,391	$40	$(1)	$(13)	$9	$25	$2,451	$552	$3,003
Net income (loss)	-	-	-	-	-	55	55	(3)	52
Other comprehensive income :
Cash flow derivative hedge gains	-	63	-	-	-	-	63	-	63
Cash flow derivative hedge losses – joint venture	-	(11)	-	-	-	-	(11)	-	(11)
Reclassification of gains to income	-	(47)	-	-	-	-	(47)	-	(47)
Unrealized gain on foreign currency translation	-	-	26	-	-	-	26	-	26
Tax on items recognized directly in equity	-	(2)	-	-	-	-	(2)	-	(2)
Attributed to non-controlling interests	-	-	(1)	-	-	-	(1)	1	-
Other comprehensive income	$-	$3	$25	$-	$-	$-	$28	$1	$29
Total comprehensive income (loss)	-	3	25	-	-	55	83	(2)	81
Issue of share capital (note 8)	449	-	-	-	-	-	449	-	449
Deferred taxes on share issue costs (note 8)	1	-	-	-	-	-	1	-	1
Distributions to non-controlling interests	-	-	-	-	-	-	-	(6)	(6)
Net additional investment by non-controlling interests	-	-	-	-	-	-	-	4	4
Change in non-controlling interests ownership	-	(1)	-	-	-	30	29	(480)	(451)
Tax on change in non-controlling interests ownership	-	(3)	-	-	-	(56)	(59)	-	(59)
Common share dividends (note 8)	-	-	-	-	-	(99)	(99)	-	(99)
Preferred share dividends (note 8)	-	-	-	-	-	(16)	(16)	-	(16)
Tax on preferred share dividends	-	-	-	-	-	(1)	(1)	-	(1)
Dividends reinvested (note 8)	22	-	-	-	-	-	22	-	22
Common shares buyback (note 8)	(79)	-	-	-	-	-	(79)	-	(79)
Share-based payment	-	-	-	-	1	-	1	-	1
Share options exercised (note 8)	2	-	-	-	-	-	2	-	2
Equity as at September 30, 2015	$2,786	$39	$24	$(13)	$10	$(62)	$2,784	$68	$2,852

[1]	Accumulated other comprehensive income (loss). Other reserves on the statements of financial position are the aggregate of accumulated other comprehensive income (loss) and the employee benefits reserve.

See accompanying notes to the condensed interim consolidated financial statements

6

CAPITAL POWER CORPORATION
Condensed Interim Consolidated Statements of Changes in Equity
(Unaudited, in millions of Canadian dollars)

				Defined			Equity
		Cash	Cumulative	benefit plan	Employee	Retained	attributable to	Non-
	Share	flow	translation	actuarial	benefits	earnings	shareholders of	controlling
	capital	hedges[1]	account[1]	losses[1]	reserve	(deficit)	the Company	interests	Total
Equity as at January 1, 2014	$2,328	$21	$(14)	$(11)	$10	$83	$2,417	$587	$3,004
Net income (loss)	-	-	-	-	-	7	7	(5)	2
Other comprehensive (loss) income :
Cash flow derivative hedge losses	-	(10)	-	-	-	-	(10)	-	(10)
Cash flow derivative hedge losses – joint venture	-	(12)	-	-	-	-	(12)	-	(12)
Unrealized gain on foreign currency translation	-	-	10	-	-	-	10	-	10
Tax on items recognized directly in equity	-	5	-	-	-	-	5	-	5
Attributed to non-controlling interests	-	2	-	-	-	-	2	(2)	-

Other comprehensive (loss) income	$-	$(15)	$10	$-	$-	$-	$(5)	$(2)	$(7)
Total comprehensive (loss) income	-	(15)	10	-	-	7	2	(7)	(5)
Distributions to non-controlling interests	-	-	-	-	-	-	-	(18)	(18)
Net additional investment by non-controlling interests	-	-	-	-	-	-	-	2	2
Common share dividends (note 8)	-	-	-	-	-	(80)	(80)	-	(80)
Preferred share dividends (note 8)	-	-	-	-	-	(17)	(17)	-	(17)
Dividends reinvested (note 8)	28	-	-	-	-	-	28	-	28
Share options exercised	24	-	-	-	(2)	-	22	-	22
Share-based compensation	-	-	-	-	1	-	1	-	1

Equity as at September 30, 2014	$2,380	$6	$(4)	$(11)	$9	$(7)	$2,373	$564	$2,937

[1]	Accumulated other comprehensive income (loss). Other reserves on the statements of financial position are the aggregate of accumulated other comprehensive income (loss) and the employee benefits reserve.

See accompanying notes to the condensed interim consolidated financial statements

7

CAPITAL POWER CORPORATION
Condensed Interim Consolidated Statements of Cash Flows
(Unaudited, in millions of Canadian dollars)

	Nine months ended September 30,
	2015	2014

Cash flows from operating activities:
Net income	$52	$2
Non-cash adjustments to reconcile net income to net cash flows from operating activities:
Depreciation and amortization	159	140
Finance expense	67	39
Fair value changes on commodity derivative instruments and emission credits held for trading	(11)	1
Unrealized foreign exchange loss	16	6
Income tax expense	52	95
Other items	(16)	1
Change in fair value of derivative instruments reflected as cash settlement	5	-
Finance lease receivable collected	15	12
Interest paid[1]	(52)	(29)
Income taxes (paid) recovered[2]	(1)	7
Change in non-cash operating working capital	19	10
Net cash flows from operating activities	305	284

Cash flows used in investing activities:
Purchase of property, plant and equipment and other assets	(123)	(163)
Other cash flows from investing activities	12	19
Change in non-cash investing working capital	(6)	(10)
Net cash flows used in investing activities	(117)	(154)

Cash flows used in financing activities:
Proceeds from issue of loans and borrowings	3	-
Repayment of loans and borrowings	(41)	(10)
Issue costs on loans and borrowings	(1)	-
Proceeds from exercise of share options	1	22
Common shares buyback (note 8)	(79)	-
Distributions paid to non-controlling interests	(12)	(18)
Common share dividends paid (note 8)	(70)	(49)
Preferred share dividends paid (note 8)	(16)	(16)
Capitalized interest paid[1]	(8)	(29)
Income taxes paid[2]	(7)	(12)
Net cash flows used in financing activities	(230)	(112)

Foreign exchange gain on cash held in a foreign currency	5	1
Net (decrease) increase in cash and cash equivalents	(37)	19
Cash and cash equivalents at beginning of period	71	100
Cash and cash equivalents at end of period	$34	$119

[1]	Total interest paid.
[2]	Total income taxes paid.

See accompanying notes to the condensed interim consolidated financial statements

8

CAPITAL POWER CORPORATION
Notes to the Condensed Interim Consolidated Financial Statements
September 30, 2015 and 2014
(Unaudited, tabular amounts in millions of Canadian dollars, except share and per share amounts)

1.	Reporting entity:

Capital Power Corporation (the Company or Capital Power) builds, owns and operates power plants and manages its related electricity and natural gas portfolios by undertaking trading and marketing activities.

The registered and head office of the Company is located at 10423 101 Street, Edmonton, Alberta, Canada, T5H 0E9. The common shares of the Company are traded on the Toronto Stock Exchange under the symbol “CPX”.

Interim results will fluctuate due to plant maintenance schedules, the seasonal demands for electricity and changes in energy prices. Consequently, interim results are not necessarily indicative of annual results.

2.	Basis of presentation:

These condensed interim consolidated financial statements have been prepared by management in accordance with International Accounting Standards (IAS) 34, Interim Financial Reporting. The condensed interim consolidated financial statements do not include all of the information required for full annual financial statements and should be read in conjunction with the Company’s 2014 annual consolidated financial statements prepared in accordance with International Financial Reporting Standards (IFRS).

These condensed interim consolidated financial statements have been prepared following the same accounting policies and methods as those used in preparing the most recent consolidated financial statements for the year ended December 31, 2014, and have been prepared under the historical cost basis, except for the Company’s derivative instruments, emission credits held for trading, defined benefit pension assets and cash-settled share based payments, which are stated at fair value.

These condensed interim consolidated financial statements were approved and authorized for issue by the Board of Directors on October 23, 2015.

3.	Business combination:

The purchase price allocation of the Company’s acquisition of Element Power U.S. LLC was finalized during the third quarter of 2015. The adjustments from the amounts recorded and disclosed at December 31, 2014 resulted from the receipt of final information related to balances as of the acquisition date, and minor changes in assumptions related to the replacement cost of property, plant and equipment. The adjustments are as follows:

	December 31, 2014	Adjustments	September 30, 2015
Cash	$3	$-	$3
Other assets	3	-	3
Intangibles	36	-	36
Property, plant and equipment	103	(7)	96
Loans and borrowings	(76)	4	(72)
Provisions	(3)	-	(3)
Deferred tax liabilities	(29)	3	(26)
Fair value of net assets acquired	$37	$-	$37

4.	Impairment testing:

The Company reviews its cash generating units (CGUs) that contain goodwill on an annual basis, generally in the third quarter, to determine whether any impairment should be recognized. As a result, the Company’s Southport CGU was tested for impairment during the third quarter of 2015. The carrying amount of the Southport CGU was within the range of its estimated recoverable amount and as such, no impairment was required.

Key assumptions used in calculating recoverable amounts

The recoverable amount of the Southport CGU was determined based on its fair value less costs to sell, estimated using discounted cash flows. The fair value measurement of the Southport CGU is categorized in Level 3 of the fair value hierarchy based on the inputs used in the valuation model. The calculation of the recoverable amount for the Southport CGU is sensitive to several key assumptions as described below.

9

CAPITAL POWER CORPORATION
Notes to the Condensed Interim Consolidated Financial Statements
September 30, 2015 and 2014
(Unaudited, tabular amounts in millions of Canadian dollars, except share and per share amounts)

4.	Impairment testing, continued:

Discount rates and growth rates

The after-tax discount rates used for the Southport CGU ranged between the period for which the facility is currently contracted and the period following the expiry of the current contract, and reflect the market weighted average cost of capital (WACC) using a capital asset pricing model approach, giving consideration to the risks specific to the Southport CGU. The method and assumptions used to calculate the WACC rate are consistent with the Company’s past experience and previous valuations performed by the Company.

The Company has projected cash flows for a period of ten years and used a growth rate to extrapolate the cash flow projections beyond the ten year period through to the end of the useful life of the CGU. The growth rate reflects past experience and is consistent with industry practice. The discount and growth rates used by the Company in the calculation of the recoverable amount for the Southport CGU were as follows:

	2015	2014
Discount rate – currently contracted period	6.8%	7.9%
Discount rate – post current contract period	8.8%	9.9%
Growth rate	2.0%	2.0%

Other key cash flow assumptions

The Company’s cash flow projections incorporate estimates of annual plant revenues, expenses and capital expenditures. These estimates incorporate past experience and the Company’s current view of future generating capacity, fuel mix, fuel pricing and expected contract renewal, including contracted rates, for the Southport facility.

The Company has assumed the Southport power purchase agreement will be extended for 10 years following the expiry of the current agreement in 2021 at rates consistent with current pricing, adjusted for 1% inflation. The Company has also assumed that the Southport facility will optimize its fuel mix at 50% wood waste, 45% tire-derived fuel (TDF), and 5% coal, and that long-term contracts will be executed with wood waste and TDF suppliers at prices consistent with current rates, adjusted for inflation.

Consideration is given to externally available information related to future electricity contract rates and fuel inputs when developing assumptions and such external information is used to validate the Company’s current view of future rates and costs. These external sources of information include information from third party advisory and research firms serving the industry.

5.	Income tax:

Income tax differs from the amount that would be computed by applying the federal and provincial income tax rates as follows:

	Three months ended		Nine months ended
	September 30,		September 30,
	2015	2014	2015	2014
Income before tax	$66	$24	$104	$97
Income tax at the statutory rates of 26.0% (2014 – 25.0%)	17	6	27	24
Increase (decrease) resulting from:
Amounts attributable to non-controlling interests	-	-	2	(1)
Change in unrecognized tax benefits	(4)	74	-	74
Non-taxable amounts	-	-	-	(1)
Statutory and other rate differences	2	1	20	(1)
Other	1	-	3	-
Income tax expense	$16	$81	$52	$95

10

CAPITAL POWER CORPORATION
Notes to the Condensed Interim Consolidated Financial Statements
September 30, 2015 and 2014
(Unaudited, tabular amounts in millions of Canadian dollars, except share and per share amounts)

6.	Earnings (loss) per share:

Basic earnings (loss) per share

The earnings (loss) and weighted average number of common shares used in the calculation of basic earnings (loss) per share are as follows:

	Three months ended		Nine months
	September 30,		ended September 30,
	2015	2014	2015	2014
Income (loss) for the period attributable to shareholders of the Company	$49	$(45)	$55	$7
Preferred share dividends of the Company [1]	(5)	(6)	(17)	(17)
Earnings (loss) used in the calculation of basic earnings (loss) per share	$44	$(51)	$38	$(10)

[1]	Includes preferred share dividends and related taxes in respect of the three and nine months ended September 30, 2015 and 2014 respectively.

	Three months ended		Nine months ended
	September 30,		September 30,
	2015	2014	2015	2014
Weighted average number of common shares used in the calculation of basic earnings (loss) per share	100,909,850	82,788,601	95,629,854	81,974,376

Diluted earnings (loss) per share

The earnings (loss) used in the calculation of diluted earnings per share are as follows:

	Three months ended		Nine months ended
	September 30,		September 30,
	2015	2014	2015	2014
Earnings (loss) used in the calculation of basic earnings (loss) per share	$44	$(51)	$38	$(10)
Effect of exchangeable limited partnership units issued to EPCOR for common shares [2]	-	(12)	-	-
Earnings (loss) used in the calculation of diluted earnings per share	$44	$(63)	$38	$(10)

[2]	The exchangeable limited partnership units issued to EPCOR Utilities Inc. (EPCOR) were exchangeable for common shares of Capital Power on a one-for-one basis. On April 2, 2015, EPCOR exchanged all of its outstanding exchangeable limited partnership units for common shares of Capital Power. As such, the units exchanged were included in the calculation of the Company’s basic earnings (loss) per share effective for the second quarter of 2015. For the nine months ended September 30, 2015, the potential exchange of such units was not included in the calculation as it was anti-dilutive during the first quarter of 2015. For the three months ended September 30, 2014, the potential exchange of such units for common shares of the Company was included in the calculation of diluted loss per share. The potential exchange would remove the attribution of net loss to non-controlling interests related to Capital Power L.P (CPLP) of $10 million and related income taxes of $2 million. The effect of this adjustment was neutral to basic loss per share. For the nine months ended September 30, 2014, the potential exchange of such units for common shares of the Company was not included in the calculation of diluted loss per share as it was anti-dilutive.

11

CAPITAL POWER CORPORATION
Notes to the Condensed Interim Consolidated Financial Statements
September 30, 2015 and 2014
(Unaudited, tabular amounts in millions of Canadian dollars, except share and per share amounts)

6.	Earnings (loss) per share, continued:

Diluted earnings (loss) per share, continued:

The weighted average number of common shares for the purposes of diluted earnings (loss) per share reconciles to the weighted average number of common shares used in the calculation of basic earnings (loss) per share as follows:

	Three months ended		Nine months ended
	September 30,		September 30,
	2015	2014	2015	2014
Weighted average number of common shares used in the calculation of basic earnings (loss) per share	100,909,850	82,788,601	95,629,854	81,974,376
Effect of dilutive share purchase options[3]	-	-	13,867	-
Effect of exchangeable limited partnership units issued to EPCOR for common shares	-	18,841,000	-	-
Weighted average number of common shares used in the calculation of diluted earnings (loss) per share	100,909,850	101,629,601	95,643,721	81,974,376

[3]	For the nine months ended September 30, 2015, the average market price of the Company’s common shares exceeded the exercise price of certain granted share purchase options but had a neutral effect on earnings per share. For the three months ended September 30, 2015 and for the three and nine months ended September 30, 2014, the average market price of the Company’s common shares was below the exercise price of all granted share purchase options and as a result none of the share purchase options had a dilutive effect on earnings per share.

12

CAPITAL POWER CORPORATION
Notes to the Condensed Interim Consolidated Financial Statements
September 30, 2015 and 2014
(Unaudited, tabular amounts in millions of Canadian dollars, except share and per share amounts)

7.	Derivative financial instruments and hedge accounting:

Derivative financial and non-financial instruments are held for the purpose of energy purchases, merchant trading or financial risk management.

The derivative instruments assets and liabilities used for risk management purposes consist of the following:

	September 30, 2015
	Energy and emission		Foreign	Interest
	allowances		exchange	rate
	cash flow	non-	cash flow	non-
	hedges	hedges	hedges	hedges	Total
Derivative instruments assets:
Current	$32	$55	$62	$8	$157
Non-current	27	38	-	-	65

Derivative instruments liabilities:
Current	(2)	(27)	-	(11)	(40)
Non-current	(3)	(12)	-	-	(15)
Net fair value	$54	$54	$62	$(3)	$167

Net notional buys (sells) (millions):
Megawatt hours of electricity	(9)	(4)
Gigajoules of natural gas		6
Metric tons of emission allowances		(4)
Megawatt hours of renewable energy credits		(2)
Cross currency swaps and interest rate swaps (U.S. dollars)			$195	$100
Interest rate swaps (Canadian dollars)				$100

Range of remaining contract terms in years[1]	0.1 to 3.3	0.1 to 5.5	5.7 to 10.7	5.7 to 10.2

[1]	Terms of certain foreign exchange cash flow hedge contracts and interest rate non-hedge contracts require settlement in 2.7 years and 0.2 years respectively. The remaining years of the underlying derivatives of these contracts are reflected in the table above.

13

CAPITAL POWER CORPORATION
Notes to the Condensed Interim Consolidated Financial Statements
September 30, 2015 and 2014
(Unaudited, tabular amounts in millions of Canadian dollars, except share and per share amounts)

7.	Derivative financial instruments and hedge accounting, continued:

	December 31, 2014
	Energy and emission		Foreign	Interest
	allowances		exchange	rate
	cash flow	non-	cash flow	non-
	hedges	hedges	hedges	hedges	Total
Derivative instruments assets:
Current	$27	$80	$21	$4	$132
Non-current	26	29	-	-	55

Derivative instruments liabilities:
Current	(1)	(58)	-	(5)	(64)
Non-current	(2)	(8)	-	-	(10)
Net fair value	$50	$43	$21	$(1)	$113

Net notional buys (sells) (millions):
Megawatt hours of electricity	(8)	(6)
Gigajoules of natural gas		5
Metric tons of emission allowances		(2)
Megawatt hours of renewable energy credits		(2)
Cross currency swaps and interest rate swaps (U.S. dollars)			$195	$100
Interest rate swaps (Canadian dollars)				$100

Range of remaining contract terms in years[2]	0.1 to 4.0	0.1 to 6.3	6.5 to 11.5	6.5 to 10.9

[2]	Terms of certain foreign exchange cash flow hedge contracts and interest rate non-hedge contracts require settlement in 2.0 years and 0.9 years respectively. The remaining years of the underlying derivatives of these contracts are reflected in the table above.

Fair values of derivative instruments are determined using valuation techniques, inputs, and assumptions as described in the Company’s 2014 annual consolidated financial statements. It is possible that the assumptions used in establishing fair value amounts will differ from future outcomes and the impact of such variations could be material. As at September 30, 2015 and December 31, 2014, the Company classified all financial instruments under Level 2 of the fair value hierarchy described in note 9.

Unrealized and realized pre-tax gains and losses on derivative instruments recognized in other comprehensive income (loss) and net income (loss) were:

	Three months ended		Three months ended
	September 30, 2015		September 30, 2014
	Unrealized	Realized	Unrealized	Realized
	gains	gains	gains	losses
Energy cash flow hedges	$78	$27	$8	$(7)
Energy and emission allowances non-hedges	25	49	5	(5)
Foreign exchange cash flow hedges[3]	8	-	-	-
Interest rate non-hedges	-	-	1	(1)

[3]	For the three months ended September 30, 2015, unrealized gains of $17 million (three months ended September 30, 2014 – unrealized gains of $10 million) related to foreign exchange cash flow hedges were reclassified from other comprehensive income (loss) to net income (loss) to offset the impact to unrealized foreign exchange losses from the revaluation of U.S. dollar denominated loans and borrowings.

14

CAPITAL POWER CORPORATION
Notes to the Condensed Interim Consolidated Financial Statements
September 30, 2015 and 2014
(Unaudited, tabular amounts in millions of Canadian dollars, except share and per share amounts)

7.	Derivative financial instruments and hedge accounting, continued:

	Nine months ended September 30,		Nine months ended September 30,
	2015		2014
	Unrealized	Realized	Unrealized	Realized
	gains (losses)	gains	(losses) gains	gains
Energy cash flow hedges	$9	$47	$(10)	$-
Energy and emission allowances non-hedges	10	64	(1)	9
Foreign exchange cash flow hedges[4]	7	-	-	-
Interest rate non-hedges	(2)	1	2	1

[4]	For the nine months ended September 30, 2015, unrealized gains of $34 million (nine months ended September 30, 2014 – unrealized gains of $11 million) related to foreign exchange cash flow hedges were reclassified from other comprehensive income (loss) to net income (loss) to offset the impact to unrealized foreign exchange losses from the revaluation of U.S. dollar denominated loans and borrowings.

Realized and unrealized gains and losses relate only to derivative financial instruments. The following realized and unrealized gains and losses are included in the Company’s statements of income (loss) for the three and nine months ended September 30, 2015 and 2014:

	Three months ended		Nine months ended
	September 30,		September 30,
	2015	2014	2015	2014
Revenues	$207	$5	$173	$85
Energy purchases and fuel	(106)	(12)	(52)	(77)
Foreign exchange gain	17	10	34	11
Finance expense	-	-	(1)	3

The Company has elected to apply hedge accounting on certain derivatives it uses to manage commodity price risk relating to electricity prices and currency risk relating to U.S. dollar denominated loans and borrowings. For the three and nine months ended September 30, 2015, the changes in the fair value of the ineffective portion of hedging derivatives required to be recognized in the statement of income (loss) were nil (three and nine months ended September 30, 2014 – nil).

Net after tax gains and losses related to derivative instruments designated as energy cash flow hedges are expected to settle and be reclassified to net income in the following periods:

September 30, 2015
Within one year	$32
Between 1 – 5 years	24
After more than 5 years	-
$56

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CAPITAL POWER CORPORATION
Notes to the Condensed Interim Consolidated Financial Statements
September 30, 2015 and 2014
(Unaudited, tabular amounts in millions of Canadian dollars, except share and per share amounts)

8.	Share capital:

	Common shares		Preference shares		Special voting shares
	Number of		Number of		Number of
	shares	Amount	shares	Amount	shares	Amount
As at January 1, 2014	80,889,878	$1,864	19,000,000	$464	18,841,000	$-
Share purchase options exercised	1,028,778	26	-	-	-	-
Dividend reinvestment plan	1,542,240	37	-	-	-	-
As at December 31, 2014	83,460,896	$1,927	19,000,000	$464	18,841,000	$-
Shares exchanged [1]	18,841,000	449	-	-	(18,841,000)	-
Deferred taxes on share issue costs	-	1	-	-	-	-
Share purchase options exercised	76,580	2	-	-	-	-
Dividend reinvestment plan[2]	882,103	22	-	-	-	-
Common shares buyback[3]	(3,581,941)	(79)	-	-	-	-
As at September 30, 2015	99,678,638	$2,322	19,000,000	$464	-	$-

[1]	On April 2, 2015, EPCOR exchanged 9,450,000 of its exchangeable limited partnership units of CPLP on a one-for-one basis for common shares of Capital Power and subsequently completed its sale of the 9,450,000 common shares at an offering price of $23.85 per common share for aggregate gross proceeds of $225 million. In connection with the offering, EPCOR exchanged its remaining 9,391,000 outstanding exchangeable limited partnership units in CPLP for common shares of Capital Power in accordance with the terms of the exchangeable common limited partnership units. As a result of the unit exchange and share offering, EPCOR’s ownership interest in CPLP was reduced to nil (December 31, 2014 – 18%) and Capital Power’s interest in CPLP increased to 100% (December 31, 2014 – 82%); therefore EPCOR ceased to be a related party of the Company.

[2]	Effective for the June 30, 2015 dividend, Capital Power suspended its dividend reinvestment plan for its common shares until further notice.

[3]	On March 25, 2015, the Toronto Stock Exchange approved Capital Power’s normal course issuer bid to purchase and cancel up to 5,000,000 of its outstanding common shares during the one-year period from April 7, 2015 to April 6, 2016. During the three and nine months ended September 30, 2015, the Company repurchased and canceled 1,983,805 and 3,581,941 of its outstanding common shares, respectively (three and nine months ended September 30, 2014 – nil).

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CAPITAL POWER CORPORATION
Notes to the Condensed Interim Consolidated Financial Statements
September 30, 2015 and 2014
(Unaudited, tabular amounts in millions of Canadian dollars, except share and per share amounts)

8.	Share capital, continued:

The common and preferred share dividends declared and paid by the Company for the three and nine months ended September 30, 2015 and 2014 are summarized as follows:

	Dividends declared

	For the three months ended September 30,				For the nine months ended September 30,
	2015		2014		2015		2014
	Per share	Total	Per share	Total	Per share	Total	Per share	Total
Common[4]	$0.3650	$36	$0.3400	$28	$1.0450	$99	$0.9700	$80
Preference, Series 1	0.2875	1	0.2875	1	0.8625	4	0.8625	4
Preference, Series 3	0.2875	2	0.2875	2	0.8625	6	0.8625	6
Preference, Series 5	0.2813	2	0.2813	2	0.8439	6	0.8439	6

[4]	On July 27, 2015, the Company’s Board of Directors approved an increase of 7.4% in the quarterly dividend to $0.365 per common share effective for the third quarter of 2015.

	Dividends paid

	For the three months ended September 30,				For the nine months ended September 30,
	2015		2014		2015		2014
	Per share	Total[5]	Per share	Total[5]	Per share	Total[5]	Per share	Total[5]
Common[5]	$0.3400	$35	$0.3150	$26	$1.0200	$92	$0.9450	$77
Preference, Series 1	0.2875	1	0.2875	1	0.8625	4	0.8625	4
Preference, Series 3	0.2875	2	0.2875	2	0.8625	6	0.8625	6
Preference, Series 5	0.2813	2	0.2813	2	0.8439	6	0.8439	6

[5]	For the three and nine months ended September 30, 2015, dividends paid on common shares consist of $35 million and $70 million paid in cash and nil and $22 million paid through the Company’s dividend reinvestment plan as common shares issued, respectively. For the three and nine months ended September 30, 2014, dividends paid on common shares consist of $16 million and $49 million paid in cash and $10 million and $28 million paid through the Company’s dividend reinvestment plan as common shares issued, respectively.

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CAPITAL POWER CORPORATION
Notes to the Condensed Interim Consolidated Financial Statements
September 30, 2015 and 2014
(Unaudited, tabular amounts in millions of Canadian dollars, except share and per share amounts)

9.	Financial instruments:

Fair values

Details of the fair values of the Company’s derivative instruments are described in note 7.

The classification and measurement of the Company’s other short-term financial instruments are consistent with the methodologies described in the Company’s 2014 annual consolidated financial statements. Due to the short-term nature of the financial instruments, the fair values are not materially different from their carrying amounts.

The fair values of the Company’s other long-term financial instruments are determined using the same valuation techniques, inputs, and assumptions as described in the Company’s 2014 annual consolidated financial statements. The classification, carrying amount and fair value of the Company’s other financial instruments are summarized as follows:

		September 30, 2015		December 31, 2014
	Fair value	Carrying		Carrying
	hierarchy level	amount	Fair value	amount	Fair value
Other financial assets
Loans and receivables	Level 2	$13	$13	$16	$17
Finance lease receivables
Loans and receivables	Level 2	694	664	708	726
Loans and borrowings
Other financial liabilities
(includes current portion)	Level 2	1,606	1,700	1,586	1,670

Fair value hierarchy

Fair value represents the Company’s estimate of the price at which a financial instrument could be exchanged between knowledgeable and willing parties in an orderly arm’s length transaction under no compulsion to act. Fair value measurements recognized in the consolidated statements of financial position are categorized into levels within a fair value hierarchy based on the nature of the valuation inputs and precedence is given to those fair value measurements calculated using observable inputs over those using unobservable inputs. The determination of fair value requires judgment and is based on market information where available and appropriate. The valuation techniques used by the Company in determining the fair value of its financial instruments are the same as those used as at December 31, 2014. The fair value measurement of a financial instrument is included in only one of the three levels of the fair value hierarchy, the determination of which is based upon the lowest level input that is significant to the derivation of the fair value. The Company’s assessment of the significance of a particular input to the fair value measurement requires judgment which will affect the placement within the fair value hierarchy levels. As at September 30, 2015 and December 31, 2014, the Company did not classify any financial instruments in Level 3 of the hierarchy.

The Company’s policy is to recognize transfers between levels as of the date of the event of change in circumstances that caused the transfer. There were no significant transfers between levels in the fair value hierarchy for the three and nine months ended September 30, 2015 and the year ended December 31, 2014.

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CAPITAL POWER CORPORATION
Notes to the Condensed Interim Consolidated Financial Statements
September 30, 2015 and 2014
(Unaudited, tabular amounts in millions of Canadian dollars, except share and per share amounts)

10.	Segment information:

The Company operates in one reportable business segment involved in the operation of electrical generation facilities within Canada (Alberta, British Columbia and Ontario) and in the U.S. (North Carolina and New Mexico), as this is how management assesses performance and determines resource allocations. The Company also holds a portfolio of wind and solar development sites in the U.S.

The Company’s results from operations within each geographic area are:

	Three months ended September 30,				Three months ended September 30,
	2015				2014
			Inter-area				Inter-area
	Canada	U.S.	eliminations	Total	Canada	U.S.	eliminations	Total
Revenues - external	$435	$34	$-	$469	$227	$21	$-	$248
Revenues - inter-area	5	3	(8)	-	1	-	(1)	-
Total revenues	$440	$37	$(8)	$469	$228	$21	$(1)	$248

	Nine months ended September 30,				Nine months ended September 30,
	2015				2014
			Inter-area				Inter-area
	Canada	U.S.	eliminations	Total	Canada	U.S.	eliminations	Total
Revenues - external	$815	$95	$-	$910	$710	$86	$-	$796
Revenues - inter-area	8	5	(13)	-	12	-	(12)	-
Total revenues	$823	$100	$(13)	$910	$722	$86	$(12)	$796

	As at September 30, 2015			As at December 31, 2014
	Canada	U.S.	Total	Canada	U.S.	Total
Property, plant and equipment	$3,486	$227	$3,713	$3,511	$190	$3,701
Intangible assets	299	42	341	313	37	350
Goodwill	-	29	29	-	25	25
Other assets	22	3	25	25	3	28
	$3,807	$301	$4,108	$3,849	$255	$4,104

11.	Comparative figures:

Certain comparative figures have been reclassified to conform to the current period’s presentation.

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